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                                                                    Exhibit 11.1

1.      Earnings Per Share - Basic Calculation

                                                  1997       1998      1999
                                                  ----       ----      ----

A. Net Income(loss)                             $(49,942)   $27,261   $38,790
                                                ========    =======   =======

B. Calculation of Denominator:
   Weighted average common shares outstanding     44,934     45,748    47,346
   Treasury share impact of Publicis shares       (1,102)        --        --
                                                 -------    -------   -------

                                                  43,832     45,748    47,346
                                                ========    =======   =======

C. Net Income (loss) per share                   $(1.14)      $0.60     $0.82
                                                ========    =======   =======

2.      Earnings Per Share - Diluted Calculation

A. Net Income                                    Note 1     $27,261   $38,790
                                                            -------   =======
B. Calculation of Denominator:
   Weighted average common shares outstanding                45,748    47,346
   Effect of dilutive options                                 1,847       796
                                                            -------   -------

                                                             47,595    48,142
                                                            =======   =======

C. Net Income per share                                       $0.57     $0.81
                                                            =======   =======

Note 1 -- Because Registrant reported a loss for 1997, presentation of an earnings per share calculation on a diluted basis is inapplicable.